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                                                                     EXHIBIT 8.2

                  [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]
                                 April 26, 1999

GeoCities
4499 Glencoe Avenue
Marina Del Ray, California 90292

Ladies and Gentlemen:

    We have acted as counsel for GeoCities, a Delaware corporation ("GeoCities"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of January 27, 1999, (the "Agreement") by and among Yahoo! Inc., a California corporation ("Yahoo!"), Home Page Acquisition Corporation, a Delaware corporation wholly owned by Yahoo! ("Sub"), and GeoCities. Pursuant to the Agreement, Sub will merge with and into GeoCities (the "Merger"), and GeoCities will become a wholly owned subsidiary of Yahoo!. Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and are relying (or will rely) upon (without any independent investigation) the truth and accuracy, at all relevant times, of the statements, descriptions, representations and warranties contained in the Agreement (including all schedules and exhibits thereto), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a proxy statement-prospectus relating to the Merger), certificates provided to us by GeoCities and by Yahoo! and Sub (the "Officers' Certificates") in the forms attached hereto as Exhibits A and B, and such other instruments and documents related to the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. The Merger will be consummated in accordance with the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware;

    3. Yahoo! and GeoCities will report the Merger on their respective federal income tax returns in a manner consistent with the opinion set forth below;

    4. Any statement or representation made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken;

    5. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

    6. The shareholders of GeoCities will not, on or before the Effective Time, dispose of GeoCities capital stock in anticipation of the Merger such that the shareholders of GeoCities will not receive and retain a meaningful continuing equity ownership in Yahoo! that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section1.368-1(b) as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;
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GEOCITIES                                                         April 26, 1999
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    7.  Neither Yahoo! nor a person related to Yahoo! (within the meaning of
Treas. Reg. Section 1.369-1(e)(3)) will redeem or acquire any of the Yahoo!
Stock issued in the Merger or acquire any stock of GeoCities stock prior to the Merger, other than possible repurchases of unvested stock of employees, directors and consultants in connection with termination of the services of such persons, and other than pursuant to Parent's previously adopted share repurchase plan.

    8. After the Merger, GeoCities will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic assets in a business

    9. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

    10. No GeoCities shareholder guaranteed any GeoCities indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of GeoCities, Yahoo! or Sub has or will represent equity for tax purposes; (ii) no outstanding equity of GeoCities, Yahoo! or Sub has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire GeoCities stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
Section 368(c) of the Code; and

    11. An opinion of counsel substantially identical in substance to this opinion has been delivered to Yahoo! by Venture Law Group, a Professional Corporation, and is not withdrawn prior to the Effective Date.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that:

    (a) the Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code; and

    (b) the disclosure of the material federal income tax consequences of the Merger to GeoCities stockholders set forth in the Registration Statement under the heading "Material Federal Income Tax Considerations," subject to the limitations set forth therein, is correct in all material respects.

    No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever (including the Merger) if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    This opinion letter addresses only the United States federal income tax consequences as set forth above. This opinion letter does not address any other federal, state, local or foreign tax consequences that may result from the
Merger or any other transaction (including any other transaction undertaken in connection with the Merger or in contemplation of the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any GeoCities shareholder that has provided or will provide services to GeoCities, Yahoo! or Sub will have compensation income under any provision of the Code; (ii) the effects of any such compensation income, including but not limited to the effect upon the basis and holding period of the Yahoo! stock received by any such shareholder in the Merger; (iii)
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GEOCITIES                                                         April 26, 1999
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other than the fact that the merger will be a reorganization within the meaning of Code Section 368(a), the corporate level tax consequences of the Merger to Yahoo!, Sub or GeoCities, including without limitation the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Yahoo!, Sub or GeoCities, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (iv) the tax consequences of the Merger to holders of options, warrants or other rights to acquire GeoCities stock; (v) the tax consequences of the Merger as applied to specific shareholders of GeoCities or that may be relevant to particular classes of GeoCities shareholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

    This opinion letter represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement under the heading "Material Federal Income Tax Consequences." In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder. The filing of this opinion as an exhibit to the Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than our client, GeoCities.

                                        Very truly yours,

                                        BROBECK, PHLEGER & HARRISON LLP